Exhibit 19

Telephone and Data Systems, Inc. (“TDS”) and
United States Cellular Corporation (“UScellular”)
Statement of Policy Regarding
Insider Trading and Confidentiality
Dated Revised: January 8, 2025

This policy relates to Insider Trading and Confidentiality and other matters. This policy covers trading in equity and debt securities (including options and other derivatives) of TDS and UScellular.

The Insider Trading and Confidentiality Policy applies to all employees of Telephone and Data Systems, Inc., UScellular, TDS Telecom, and Suttle-Straus, in addition to TDS and UScellular Board of Directors.

Exhibit A contains information related Rule to 10b5-1 plans.

Insider Trading and Confidentiality Policy

Individuals cannot trade in securities (i.e. stocks, bonds, options or other derivatives of TDS or UScellular) for their account or the account of someone else while in possession of material non-public information. This restriction does not apply to Permitted Transactions listed on Exhibit B.

Background:
Federal securities laws prohibit employees of publicly-held companies such as TDS and UScellular, and certain other persons, from buying or selling securities while in possession of material non-public information. This prohibition includes trading in other publicly-traded companies with whom TDS, UScellular, or any of their respective subsidiaries, may be in discussions with (such as merger and acquisition activities, significant customer or supplier relationships, investments or sales). Severe penalties may be imposed upon both the company and the individual for violation of these laws.

In addition, persons cannot pass material non-public information to others or recommend to anyone the purchase or sale of any security on the basis of such material non-public information. This practice, known as “tipping”, also violates securities laws.

The term “material information”, as used here, means information relating to a company, its business operations or securities, the public dissemination of which would likely affect the market price of any of its securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold a security. While it is impossible to list all types of information that might be deemed material under particular circumstances, information dealing with the following subjects is often found material:

•preliminary operating results which would vary significantly from market expectations;
•extraordinary dividends;
•significant merger and acquisition activity or major purchases or sales of assets;
•changes in debt ratings;
•significant write-downs of assets or additions to reserves for bad debts or contingent liabilities;
•knowledge of material control deficiencies;
•liquidity problems;
•major management changes;
•public offerings and recapitalizations;
•major price or marketing changes;
•Securities and Exchange Commission (“SEC”) discussions;
•significant litigation;
•significant cybersecurity events; and
•investigations by governmental bodies.

If you have any questions as to what may constitute material non-public information, please contact TDS Vice President-Corporate Relations - [***] or TDS General Counsel - [***].

Congress has enacted legislation that significantly increases the penalties – and the persons potentially subject to these penalties - for insider trading. This legislation provides:

•Criminal penalties for individuals convicted of insider trading violations including a maximum jail term of 20 years and fines of up to $5 million. These criminal penalties are in addition to substantial civil penalties.
•Express statutory accountability for insider trading violations of employees by “controlling persons,” a term that includes corporations, directors, officers and other persons who have supervisory or management responsibilities.

In addition, the SEC has the authority to obtain monetary penalties and civil injunctions and to bar securities law violators from serving as directors or officers of public companies.

Governmental fines and private actions brought by “professional plaintiffs” against publicly-held companies and their insiders have become quite common and can involve substantial costs, both monetarily and in terms of time, even if the claim is ultimately dismissed. Equally important, any appearance of impropriety could impair investor confidence and damage reputations and business relationships. Accordingly, great care must be taken to avoid inadvertent violations and any appearance of impropriety.

Confidentiality
Disclosing proprietary information to unauthorized persons outside the company, including through expert networks or consulting firms, is prohibited and may constitute a violation of law. Also, while the company believes in widely sharing relevant information among employees, proprietary and confidential information should only be discussed within the company on a “need-to-know” basis. Similarly, you should not discuss company affairs in public or quasi-public areas where your conversation may be overheard (e.g., airplanes, restaurants, restrooms, elevators, etc.). This prohibition also applies to inquiries from the media, investment analysts or others in the financial community, including stockholders.

Gifting
The restrictions in this policy related to trading, pre-clearance procedures, and reporting requirements apply to gifts of TDS and UScellular securities made by Directors and employees of TDS and UScellular. Notwithstanding the foregoing, however, an individual is permitted to gift TDS or UScellular securities even during a blackout period or if in possession of material non-public information if the individual knows that he or she is gifting TDS or UScellular securities, as applicable, to someone who will not sell them before the end of the blackout period or before the material non-public information becomes public. Gifts of this nature are still subject to the pre-clearance procedures and reporting requirements set forth in this policy.

If a gift is made pursuant to an approved plan under Rule 10b5-1 of the Securities Exchange Act of 1934 and in accordance with the guidelines set forth on Exhibit B, that gift is not subject to the restrictions in this policy related to trading or to the pre-clearance procedures (except as such pre-clearance procedures relate to the pre-clearance of the Rule 10b5-1 plan itself).

401(k) Plans
The restrictions in this policy related to trading, pre-clearance procedures, and reporting requirements do not apply to purchases of stock in 401(k) plans of TDS and/or UScellular resulting from periodic contributions of money to the plans pursuant to pre-existing payroll deduction elections. These restrictions, procedures, and requirements do, however, apply to certain elections under the 401(k) plans (the “Elections”), including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the TDS or UScellular stock fund, including the initial selection of the Automatic Contribution Escalation option; (b) an election to make an intra-plan transfer of an existing account balance into or out of the TDS or UScellular stock fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the TDS or UScellular stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the TDS or UScellular stock fund.

In addition to the blackout periods specified herein (which, for the avoidance of doubt, are applicable to the Elections), TDS or UScellular may from time to time establish a blackout period in the 401(k) plans for administrative or other reasons. In such event, Insiders subject to such a blackout will be identified and may be prohibited from making Elections under the Sarbanes-Oxley Act of 2002 and related regulations. In the event of such a blackout, TDS and/or UScellular will circulate a memorandum to the identified Insiders and will also circulate a memorandum when such blackout period has ended.

Individuals identified, designated and notified as “Insiders” include the following:

•Directors and officers of TDS and UScellular
•Additional TDS individuals identified by TDS as subject to blackout policy
•Additional UScellular individuals identified by UScellular as subject to blackout policy
•TDS Telecom Officers and certain other individuals identified by TDS Telecom as subject to blackout policy
•Suttle-Straus individuals identified as subject to blackout policy
•Family members or other persons who live in the same household of an Insider and any other person or entity over which any of such persons has control (“Related Parties”)

All persons identified as Insiders must abide by the following policies and obtain clearance in writing of all transactions or Rule 10b5-1 trading plan adoptions before trading in TDS and UScellular securities. The following policies will also apply to Insiders who have control or fiduciary responsibilities of TDS or UScellular securities on behalf of others.

•Earnings Blackout Policy,
•Transaction Blackout Policy,
•Cybersecurity Policy, and
•Clearance of Security Transactions Policy

Company affiliation determines which individual to request written clearance from (each such individual, a “Clearance Individual”):

Company affiliation	Trading in the securities of*:	Must obtain clearance for the transaction from:
TDS, TDS Telecom, Suttle-Straus	TDS and/or UScellular	[***]
UScellular	UScellular and/or TDS	[***]

TDS, TDS Telecom, and Suttle-Straus employees should first attempt to gain clearance via email from [***]. If she is not available, employees should gain clearance from Executive Vice President and Chief Financial Officer - [***].

UScellular employees should first attempt to gain clearance via email from Executive Vice President, CFO and Treasurer; [***]. If he is not available, employees should gain clearance from [***] or [***].

To ensure timely administration, [***] and [***] may request others to issue trading clearance on their behalf.

In all cases, the policies also apply to Related Parties (family members or other persons who live in the same household of the Insider and any other person or entity over which any of such persons has control as defined above).

Earnings Blackout Policy
This policy prohibits Insiders from trading in the securities of TDS and UScellular during the period beginning on the fifteenth day of the final month of a calendar quarter (e.g. March 15, June 15, September 15, and December 15) and ending on the later of 24 hours or the completion of one full business day of trading after a public announcement of quarterly operating results for the previous quarter. For instance, if operating results are released prior to the opening of markets on a Tuesday and markets are open on such day, you may begin trading when markets open on Wednesday. On the other hand, in the event that operating results are released after the markets close on a Friday and markets are open on the following Monday, you may not begin trading until Tuesday.

Persons subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or UScellular, and may not enter into any hedging, monetization or margin transactions with respect to any such securities.

Transaction/Event Blackout Policy
In addition to the regular earnings blackout period, TDS and/or UScellular may from time to time implement a blackout period due to a pending transaction or other event. In such event, TDS and/or UScellular will circulate a memorandum to the persons subject to such blackout and will circulate a memorandum when such blackout period has ended. During the blackout period, the persons subject to such blackout must refrain from trading in the securities of TDS and UScellular. Anyone made aware of a blackout period may not disclose its existence to anyone else.

Cybersecurity Policy
In the event of a cybersecurity incident, the company will investigate the scope of the incident and determine the level of materiality. If the incident is determined to be material, the company will establish a cybersecurity blackout to restrict Insiders from trading in the securities of TDS and UScellular, while the incident remains non-public information.

Clearance of Transactions Policy
In order to minimize the risk of an inadvertent violation, before trading in the securities of TDS and/or UScellular (other than the Permitted Transactions outlined in Exhibit B), even if within an open window period, all Insiders must clear their transactions via email to the appropriate Clearance Individual at least one business day in advance of the proposed transaction. Clearance does not apply to Permitted Transactions. Note that obtaining clearance for a particular transaction does not relieve Directors and certain officers from their SEC reporting requirements on Form 4 or from possible short-swing liability for non-exempt purchases and sales within a six month period.

Trading in other publicly traded companies with whom TDS, UScellular, or any of their subsidiaries may be in discussions such as merger and acquisition activities, significant customer or supplier relationships, investments or sales is prohibited.
Clearance of a transaction does not constitute a recommendation by TDS or UScellular or any of its employees or agents that you engage in the transaction. Clearance of a transaction is valid only for the date of clearance and the following two full business days. If the transaction order is not placed within that period of time, clearance for the transaction must be re-requested. If clearance of the transaction is denied, the fact of such denial must be kept confidential by you, and the company will not be under any obligation to disclose to you the reason why the proposed transaction was not cleared.

The foregoing procedures do not apply to the purchase or sale of securities in a “blind” trust, mutual fund, “wrap” account or similar arrangement, provided that you do not discuss investments with the trustee, money manager, or other investment advisor who has discretion over the funds. If you invest through a “blind” trust or a “wrap” account, you may wish to consider asking such advisors to refrain from trading for your account in securities of TDS and/or UScellular. Taking this additional step may prevent misunderstanding and embarrassment in the future.

TDS and UScellular also require that all persons subject to Section 16 of the Exchange Act submit to the appropriate Clearance Individual a copy of any trade order or confirmation relating to the purchase or sale of TDS and UScellular securities within one business day of any such transaction. This information is necessary to enable TDS and UScellular to monitor trading by Section 16 persons and ensure that all such transactions are properly reported.

Short Sales
Section 16(c) of the Exchange Act prohibits certain short sales of company equity securities by Directors and Section 16 officers. Accordingly, to avoid any inappropriate transactions, this policy prohibits TDS and UScellular Directors and executive officers from engaging in any short sales of any TDS or UScellular securities.

Post-Termination Transactions
The policies related to Insider Trading and Confidentiality may continue to apply to transactions in TDS and UScellular even after you have terminated employment or no longer serve as an officer or Director of TDS or UScellular. If you are in possession of material non-public information when such termination occurs, you may not trade in these securities until that information becomes public or is no longer material.

In all other respects, the procedures set forth in these policies will cease to apply to your transactions in these securities upon the expiration of any “blackout period” that is applicable to your transaction at the time of your termination of service.

It is recommended that former insiders not trade until there is a comprehensive earnings release covering the quarter in which they terminated employment or service. Consideration should also be given to Section 16(b) restrictions if the former insider is subject to its provisions.

10b5-1 Plans
Transactions by Insiders in TDS or UScellular securities that are executed pursuant to an approved plan under Rule 10b5-1 under the Securities Exchange Act of 1934 and in accordance with the guidelines set forth on Exhibit A are not subject to the prohibitions on trading contained in these policies or to the pre-clearance procedures (except as such pre-clearance procedures relate to the pre-clearance of the Rule 10b5-1 plan itself).

TDS and UScellular require that all Rule 10b5-1 plans be approved with the assistance of counsel to TDS and UScellular. Rule 10b5-1 plans may not be adopted during any blackout period or while the person adopting the plan is aware of any material non-public information.

Once a plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Section 16 reporting persons must also instruct the independent third party to notify TDS and/or UScellular immediately after each transaction so that a Form 4 can be prepared and filed with the SEC on a timely basis.

Securities Act of 1933 and Securities Exchange Act of 1934
In addition to the foregoing requirements, Directors and Section 16 officers must comply with securities laws related to (i) the purchase and sale of TDS or UScellular securities under Section 16 of the Exchange Act and (ii) open market sales of securities under the Securities Act. If you have any questions, please contact the Investor Relations-Director - [***].

Exhibit A

Guidelines for Rule 10b5-1 Plans
Capitalized terms not defined herein have the meanings ascribed to them in the Insider Trading and Confidentiality Policy

To be effective, a Rule 10b5-1 plan must:

1.    Include representations that (a) you are not aware of material non-public information at the time of adoption, and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;

2.    Specify the beginning and end dates for the Rule 10b5-1 plan;

3.    Specify either (a) the amount and price of the TDS or UScellular stock to be purchased, gifted, or sold and the dates for such purchases, gifts, or sales, or (b) a formula that determines the amount and price of the TDS or UScellular stock to be purchased, gifted, or sold and the dates for such purchases, gifts, or sales;

4.    Be established when you are not subject to a blackout period;

5.    Be put in place only at a broker acceptable to TDS or UScellular, as applicable;

6.    Be reviewed by TDS or UScellular, as applicable, before the Rule 10b5-1 plan is put in place;

7.    Be subsequently modified only when you are not subject to a blackout period and with approval from TDS or UScellular, as applicable;

8.    If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;

9.    If terminated before the end of its term and a new plan is put into place, be implemented only when you are not subject to a blackout period unless an exception is otherwise approved in advance by TDS or UScellular, as applicable;

10.    Comply with the following “cooling-off” periods:

a.    For Directors and executive officers, provide that no trade or gift under a Rule 10b5-1 plan may be triggered earlier than the later to occur of (i) 90 days after the date the Rule 10b5-1 plan is executed, or (ii) 2 business days after the filing of the applicable Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was executed, up to a maximum of 120 days after the date the plan is executed; or

b.    For other Insiders, provide that no trade or gift may be triggered earlier than 30 days after the date the Rule 10b5-1 plan is executed;

11.    Be the sole outstanding Rule 10b5-1 plan for such Insider, unless an exception is approved in advance by TDS or UScellular, as applicable, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and

12.    Be, if such Rule 10b5-1 plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period.

Additionally, TDS and UScellular require that you act in good faith with respect to your Rule 10b5-1 plan for the entire duration of the plan.

Exhibit B

Permitted Transactions

The following transactions are “Permitted Transactions” for purposes of this policy:

•receipt of stock options, restricted stock units (“RSUs”) or performance share units (“PSUs”) from TDS or UScellular;
•vesting of stock options, RSUs, PSUs, and any related withholding of shares by or delivery of shares to TDS or UScellular for tax purposes, but not the sale of any stock acquired in connection with such vesting;
•exercise of stock options, including the payment of the exercise price or payroll taxes through share netting, but not the sale of any stock acquired in the option exercise (the netting feature is not permitted with all option plans);
•purchase of shares through TDS’ Dividend Reinvestment Plan through the automatic reinvestment of dividends, but not through optional cash purchases;
•transfer of shares to an entity that does not involve a change in beneficial ownership, for example, to a trust of which you are the sole beneficiary during your lifetime or to a voting trust;
•payroll contributions to the 401(k) Plan, but not Elections (as defined within this Policy);
•acquisition of shares pursuant to the TDS or UScellular Director Compensation Plan; and
•execution of a transaction pursuant to an approved Rule 10b5-1 Plan.

QUESTIONS
If you have any questions as to your responsibilities, seek clarification and guidance from [***] or [***], before you act. Alternatively, you may contact [***], who will consult with such persons. Do not try to resolve uncertainties on your own.